UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 1, 2007

(Date of earliest event reported)

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	0-25331	94-1788300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Harrison Street, 2nd Floor, San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (415) 541-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        On May 1, 2007, the Compensation Committee (“Committee”) of the Board of Directors of Critical Path, Inc., a California corporation (the “Company”), approved amendments to the employment agreements of certain of its named executive officers in order to provide consistent severance and change of control benefits among the executive officers.

For Mark Palomba, Executive Vice President, Worldwide Sales and Field Operations, the Committee approved an increase of 3 months of severance benefit to a total not to exceed 12 months of base salary for termination without Cause, as defined in Mr. Palomba’s employment agreement, to bring Mr. Palomba in line with the other senior executives on the team.

For Donald Dew, Chief Technology Officer and Executive Vice President, Product Management, the Committee approved (i) a defined severance amount to be paid in connection with a termination without Cause, as defined in Mr. Dew’s Change of Control Memorandum dated May 7, 2007, so that Mr. Dew will receive the greater of 12 months of base salary or the amount of months required to paid by Ontario or Canadian law; and (ii) accelerated vesting of Mr. Dew’s unvested options to purchase shares of Company stock in the event Mr. Dew is terminated without Cause or terminates his employment for Good Reason within 6 months after a Change of Control, as defined in Mr. Dew’s Change of Control Memorandum dated May 7, 2007.

For Barry Twohig, Executive Vice President, Engineering, the Committee approved a defined severance amount to be paid in connection with a termination without Cause, as defined in Mr. Twohig’s employment agreement. Mr. Twohig will receive the greater of 12 months of base salary or the amount of months required to be paid by Irish or European law.

The Committee also approved an annual cash retainer of $10,000 to be paid to the Board’s Lead Director. The Lead Director’s role includes acting as a focal point for input and feedback from independent directors and serving as a chairperson for executive sessions of independent directors. Tom Tinsley currently serves as the Company’s Lead Director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2007

CRITICAL PATH, INC.

By:	/s/ James A. Clark
James A. Clark Executive Vice President and Chief Financial Officer